CUSIP NO. 45668X 10 5	13D

Exhibit 2

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the 22nd day of December 2010, between Hercules Technology Growth Capital, Inc. and Hercules Technology I, LLC (collectively, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.	Schedule 13D/A with respect to the Common Stock, par value $0.00001 per share, of InfoLogix, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.	Each of the Reporting Persons is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

Hercules Technology Growth Capital, Inc.

By:	/s/ H. Scott Harvey
Name: H. Scott Harvey
Title: Chief Legal Officer

Hercules Technology I, LLC

By:	/s/ H. Scott Harvey
Name: H. Scott Harvey
Title: Chief Legal Officer